EXHIBIT 99.1

  Therma-Wave Announces Fiscal First Quarter 2005 Financial Results;
     Revenues in Line with Management Guidance, Gross Margins and
           Net Loss Top Expectations, Systems Orders Up 35%

    FREMONT, Calif.--(BUSINESS WIRE)--July 27, 2004--Therma-Wave, Inc., (Nasdaq:TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal first quarter 2005 ended June 27, 2004.
    Net revenues for the fiscal first quarter 2005 were $21.2 million, compared to net revenues of $11.9 million for the fiscal first quarter 2004, an increase of $9.2 million or nearly 78 percent year over year. Sequentially, net revenues increased $1.7 million or 8.6 percent from net revenues reported for the fiscal fourth quarter 2004 ended March 28, 2004, in line with the guidance range previously provided by management.
    The Company recorded a net loss for the fiscal first quarter 2005 of $1.2 million or $(0.03) per diluted share, compared to a net loss of $9.5 million or $(0.33) per diluted share in the fiscal first quarter 2004. The fiscal first quarter 2005 net loss also improved when compared to the sequential net loss of $1.8 million or $(0.05) per diluted share in the fiscal fourth quarter of 2004.
    Management's guidance for the fiscal first quarter 2005 forecasted a net loss in the range of ($0.03) to ($0.06) per diluted share, specifically excluding any expense related to variable accounting treatment of stock options. Fiscal first quarter 2005 results include $1.5 million, the equivalent of approximately ($0.04) per diluted share, in expenses related to variable accounting treatment for certain stock options.
    First fiscal quarter 2005 results also included $0.3 million for deferred stock compensation expense related to the Sensys acquisition and $0.4 million for additional non-cash restructuring charges related to closed excess facilities. The fiscal first quarter 2004 results included $1.5 million for employee severance and other costs related to a reduction in workforce and $0.2 million for deferred stock compensation expense.
    Cash and cash equivalents totaled $21.1 million as of June 27, 2004, compared to $23.9 million as of March 28, 2004. The decline in cash and cash equivalents in the fiscal first quarter 2005 was $2.8 million, in line with management's guidance range. As anticipated, the net reduction in cash this quarter was primarily due to working capital needs to service rising shipment levels and the continued shift toward higher volumes of Therma-Wave's newer advanced products.
    "Therma-Wave's financial results for the fiscal first quarter of 2005 continued to reflect the positive impacts of growing volume levels, tight spending controls and the sale inventories previously considered to be excess. The combination of these efforts resulted in gross margins exceeding 50 percent this quarter," commented Boris Lipkin, Therma-Wave president and chief executive officer. "Our bottom line improvement was better than our forecast and demonstrates that we are making significant progress towards reaching a sustainable level of profitability, but we still have work to do."
    Mr. Lipkin continued, "I am also very pleased with our continued order growth. Therma-Wave's book-to-bill ratio for fiscal first quarter 2005 was 1.16, in line with our guidance of 1.0 or better. This represented a 26.8 percent increase in orders and, more importantly, a 35 percent increase in systems orders. At quarter end our backlog was the strongest it has been at any time since the end of our fiscal first quarter 2002 and continues to reflect the confidence of Therma-Wave's customers in our operations and products."

    Guidance

    "Even though we expect orders to continue to grow, we anticipate fiscal second quarter 2005 net revenues to increase in a range of 2 percent to 10 percent from the $21.2 million recorded in the fiscal first quarter of 2005. Our booking outlook is strong, and we expect continued order growth and a book to bill of 1 or better. This rise in forecasted order growth builds on the impressive 26.8% increase in our fiscal first quarter as Therma-Wave once again posted a book to bill of better than 1. We anticipate the fiscal second quarter net income/(loss) to be within the range of negative $(0.03) to a profit of $0.01 per diluted share. This guidance excludes any non-cash charges for variable accounting treatment of stock options, which we cannot predict. Fiscal second quarter cash usage is expected to be in the range of $3 million to $5 million; however, we believe this will be the last quarter of significant cash usage for the balance of this fiscal year. We expect our fiscal third quarter cash utilization to begin flattening out as our purchases for inventory catch up to the shift in product mix and the growing sector demand curve," concluded Mr. Lipkin.

    Conference Call Information

    Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Tuesday, July 27, 2004. Participating in the call will be Boris Lipkin, president and chief executive officer and Ray Christie, vice president and chief financial officer. The call may be accessed via the Internet at: www.thermawave.com.

    About Therma-Wave, Inc.

    Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the Therma-Wave Web page at www.thermawave.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "anticipate," "expect," "expected," and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements. Such statements relating to our improved outlook for our second quarter of fiscal 2005, our guidance related to expected product orders, revenue, and anticipated loss per diluted share and cash usage are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Form 10-K for the fiscal year ended March 28, 2004. The Company undertakes no obligation to update the information in this press release.


                           THERMA-WAVE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)



                                                 June 27,    March 28,
                                                   2004        2004
                                                  -------     -------

ASSETS
Current assets:
   Cash and cash equivalents                     $21,148     $23,899
   Accounts receivable, net                       16,219      14,772
   Inventories                                    21,109      17,169
   Other current assets                            1,959       2,075
                                                  -------     -------
      Total current assets                        60,435      57,915
Property and equipment, net                        4,147       4,564
Other assets                                       2,704       2,710
                                                  -------     -------
      Total assets                               $67,286     $65,189
                                                  =======     =======

LIABILITIES AND STOCKHOLDERS'S EQUITY
Current liabilities:
   Accounts payable                              $ 9,024     $ 7,420
   Accrued liabilities                            15,630      15,730
   Deferred revenues                               6,631       6,887
                                                  -------     -------
      Total current liabilities                   31,285      30,037
                                                  -------     -------
Long-term liabilities:
   Non-current deferred revenues                   1,887       1,815
   Other long-term liabilities                     1,210       1,073
                                                  -------     -------
      Total long-term liabilities                  3,097       2,888
                                                  -------     -------
      Total liabilities                           34,382      32,925
                                                  -------     -------
Stockholders' equity                              32,904      32,264
                                                  -------     -------
      Total liabilities and
        stockholders' equity                     $67,286     $65,189
                                                  =======     =======


                           THERMA-WAVE, INC.
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                                             Three months ended
                                       ------------------------------
                                       June 27,   March 28   June 29,
                                       --------  ---------  ---------
                                         2004       2004       2003
                                        -------    -------    -------

Net revenues                           $21,151    $19,474    $11,903
Cost of revenues                        10,431     11,026      9,071
                                        -------    -------    -------
Gross profit                            10,720      8,448      2,832
                                        -------    -------    -------
Operating expenses:
  Research and development               4,379      4,082      4,948
  Selling, general and administrative    5,756      6,259      5,529
  Restructuring, severance and other       373        (35)     1,484
  Stock-based compensation               1,433        (59)       210
                                        -------    -------    -------
     Total operating expenses           11,941     10,247     12,171
                                        -------    -------    -------
Operating loss                          (1,221)    (1,799)    (9,339)
Other income (expense)                      52         (1)      (195)
                                        -------    -------    -------
Net loss                               $(1,169)   $(1,800)   $(9,534)
                                        =======    =======    =======

Net loss per share:
  Basic and diluted                    $ (0.03)   $ (0.05)   $ (0.33)

Weighted average number of shares
 outstanding:
  Basic and diluted                     35,637     35,480     28,704

Stock-based compensation included in:
  Cost of revenues                     $   318    $   (63)   $     1

Stock-based compensation excluded from:
     Research and development              886        (33)       124
     Selling, general and
      administrative                       547        (26)        86
                                        -------    -------    -------
  Total operating expenses               1,433        (59)       210
                                        -------    -------    -------
  Total stock-based compensation       $ 1,751    $  (122)   $   211
                                        =======    =======    =======


    CONTACT: Therma-Wave, Inc.
             Ray Christie, 510-668-2200
             rchristie@thermawave.com